FOR IMMEDIATE RELEASE	CONTACTS: Christopher Abate
Redwood Trust, Inc.	Chief Financial Officer
Wednesday, November 28, 2012	(415) 384-3584

Mike McMahon
Managing Director
(415) 384-3805

REDWOOD TRUST ANNOUNCES CLOSING OF COMMERCIAL REAL ESTATE SECURITIZATION

MILL VALLEY, CA – Wednesday, November 28, 2012 – Redwood Trust, Inc. (NYSE:RWT) today announced the closing of a $291 million securitization of mezzanine loans and other subordinate commercial real estate debt investments sponsored by Redwood Commercial Mortgage Corporation (RCMC), a wholly owned subsidiary of Redwood, and certain other Redwood subsidiaries. An aggregate of approximately $172 million of debt was issued with Redwood retaining the equity interest in the portfolio. The notes have a fixed interest rate of approximately 5.62% and are rated Baa3(sf)/BBB-(sf) by Moody’s Investors Service, Inc. and Kroll Bond Rating Agency, Inc., respectively.

The offering of the notes was effected pursuant to a private placement. The notes are secured by a portfolio of 30 collateral interests tied to 76 underlying properties consisting of a mix of multifamily, office, hospitality, retail, self-storage, and mixed-use properties.

UBS Securities LLC acted as the Lead Manager and Sole Bookrunner for this transaction. Wells Fargo Securities, LLC acted as Co-Manager for this transaction.

The notes offered pursuant to this securitization are not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Redwood Trust, Inc. (NYSE:RWT) is a publicly traded company structured as a real estate investment trust. RCMC is a wholly-owned subsidiary of Redwood Trust, Inc. and is the primary sponsor of the securitization described above. RCMC provides the commercial real estate industry with reliable financing options, including first mortgages, mezzanine loans, and preferred equity.

CAUTIONARY STATEMENT: This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the future of the private mortgage securitization market and the future role of Redwood Trust and its subsidiaries in that market. Forward-looking statements involve numerous risks and uncertainties. Actual events may differ from current expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Redwood Trust’s Annual Report on Form 10-K for the year ended December 31, 2011, under the caption "Risk Factors." Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports Redwood Trust files with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.